UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2020

Universal Logistics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ULH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2020, the Board of Directors (the “Board”) of Universal Logistics Holdings, Inc. (the “Company”) appointed Tim Phillips as its new Chief Executive Officer, President, and member of the Board, effective immediately. Mr. Phillips succeeds Jeff Rogers, who separated from service with the Company as Chief Executive Officer, President and a director effective January 10, 2020.

Mr. Phillips, age 54, previously served as the Company’s Executive Vice President of Transportation since January 2019. From October 2009 to January 2019, Mr. Phillips held the position of President of Universal Intermodal Services, Inc., the Company’s intermodal subsidiary. Prior to that role, he served as President of The Mason & Dixon Lines, a former subsidiary and predecessor to Universal Truckload, LLC, from January 2007 to September 2009. He also served as Vice President of Mason Dixon Intermodal, now known as Universal Intermodal Services, Inc., from October 2004 to December 2006, and held various operational positions there beginning in August 1989. Mr. Phillips holds a Bachelor of Business Administration in Business Management from Eastern Michigan University.

On January 10, 2020 the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Phillips. Under the Employment Agreement, Mr. Phillips will receive an annual base salary of $500,032, subject to annual review and adjustment, and his performance will be reviewed annually for bonus eligibility. His 2019 cash bonus award as set forth in the Employment Agreement will be $240,000, to be paid in five annual installments of 20% each beginning in 2020, subject to his continued employment with the Company.

Under the Employment Agreement, Mr. Phillips will be granted 60,000 restricted shares of common stock of the Company pursuant to the Company’s 2014 Amended and Restated Stock Incentive Plan. These shares will vest in installments of 20,000 shares each on January 10, 2024 and January 10, 2026, and 10,000 shares each on January 10, 2027 and 2028, in each case subject to his continued employment with the Company. Mr. Phillips may also participate in other benefit plans on the same terms as our other employees.

Pursuant to the Employment Agreement, the Company may terminate Mr. Phillips’ employment at any time for just cause. The Company may also terminate his employment if it is determined by the Board that the best interests of the Company would be served by such termination; provided that, if such termination is without cause, he will be entitled to receive his base salary for a period of 12 months following such termination. The Employment Agreement also provides Mr. Phillips the right to terminate his employment with the Company upon three months’ prior written notice to the Company. Mr. Phillips’ employment with the Company will be terminated upon his death and may be terminated by the Company upon his continued disability for a period of three consecutive months.

The Employment Agreement contains covenants not to compete with, or solicit employees or contractors from, the Company and certain of its affiliates for periods of 12 months and 24 months, respectively, following termination of Mr. Phillips’ employment for any reason, as well as an indefinite covenant against disclosure of Company proprietary information and records.

Except for the Employment Agreement, there is no arrangement or understanding between Mr. Phillips and any other person pursuant to which he was selected as an officer of the Company, and there are no family relationships between Mr. Phillips and any of the Company’s directors or executive officers. Mr. Phillips does not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On January 13, 2020, the Company issued a press release announcing the management change described in this report.  A copy of such press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Registrant and Tim Phillips.
99.1	Press Release dated January 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date: January 14, 2020	/s/ Steven Fitzpatrick
Steven Fitzpatrick
Secretary